EXHIBIT 5

[Letterhead of Maynard, Cooper & Gale, P.C.]

December 18, 2003

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Dear Sirs:

We are counsel to Alabama National BanCorporation, a Delaware corporation (the “Company”) in connection with the registration on Form S-8 under the Securities Act of 1933 (the “Act”) relating to deferred compensation obligations (the “Obligations”) to be distributed in 100,000 shares (the “Shares”) of Common Stock, par value $1.00 per share, of the Company, or in cash, to be issued in accordance with the terms of the Alabama National BanCorporation Plan for Deferral of Compensation for Directors Who are Not Employees of the Company (the “Plan”). We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In our opinion:

1. The Obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally issued and the binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity; and

2. When the Registration Statement on Form S-8 relating to the Shares (the “Registration Statement”) has become effective under the Act, and the Shares will have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

MAYNARD, COOPER & GALE, P.C.

By:	/s/ Christopher B. Harmon
Christopher B. Harmon